UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported)  July 25, 2005

K&F INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-29035	34-1614845
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Third Avenue, New York, NY		10016
(Address of principal executive offices)		(Zip code)

(212) 297-0900

(Registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.   Regulation FD Disclosure.

The following information is provided pursuant to Regulation FD.  K&F Industries Holdings, Inc. (the “Parent”), is the parent company of the Registrant, K&F Industries, Inc. (the “Registrant”).  The Parent is currently not a reporting issuer.  However, Parent has disclosed its currently expected financial results for the three and six months ended June 30, 2005.

These disclosed expected financial results are for the Parent together with its direct and indirect subsidiaries, including Registrant, and not the Registrant alone.  Due to different capital structures, the Registrant’s financial results, when disclosed by the Registrant in the ordinary course, will differ from the expected results disclosed by the Parent.  However, this information has been disclosed by the Parent in Amendment No. 2 to its Registration Statement on Form S-1, filed with the Securities and Exchange Commission (the “SEC”) on July 25, 2005 and may also be important with respect to the Registrant, and accordingly the Registrant is hereby disclosing the information.

The Registrant further notes that the information disclosed by Parent is not finalized, and it is therefore possible that Parent’s actual results, as well as the information included therein that may be important with respect to Registrant, may vary from the information set forth below.

The Registrant will disclose Registrant’s own financial results in the ordinary course.

The information disclosed by the Parent consists of the following:

For the three months ended June 30, 2005, the Parent expects to report revenues of $90.3 million, bookings of $90.2 million, EBITDA of $34.1 million and net income of $6.9 million. Revenues, bookings and EBITDA increased 8%, 20% and 35%, respectively, over the comparable period last year, driven by strong demand in all market sectors, and net income decreased 19% primarily due to increased interest expense resulting from higher indebtedness and increased amortization expense due to fair value accounting of the Parent’s intangible assets both related to the Parent’s acquisition of the Registrant in November 2004 (the “Acquisition”).

For the six months ended June 30, 2005, the Parent expects to report revenues of $179.0 million, bookings of $187.9 million, EBITDA of $54.1 million and net income of $3.9 million. Revenues, bookings and EBITDA increased 7%, 14% and 6%, respectively, over the first six months of the prior year, driven by strong demand in all market sectors, and net income decreased 78% primarily due to increased interest expense resulting from higher indebtedness and increased amortization expense due to fair value accounting of the Parent’s intangible assets both related to the Acquisition.

“EBITDA” represents net income before interest expense, income tax provision and depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America and the Parent’s calculations thereof may not be comparable to similarly entitled measures reported by other companies.

The following is a reconciliation of EBITDA to net income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005
	(Predecessor)		(Predecessor)
	(In thousands)
Net Income	$8,511	$6,915	$17,575	$3,943
Adjustments
Interest expense, net	9,742	17,141	19,504	35,453
Income tax provision	3,926	3,808	8,276	2,297
Depreciation and amortization expense	3,006	6,236	5,882	12,369
EBITDA	$25,185	$34,100	$51,237	$54,062

The following table shows non-recurring and certain other items included in EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005
	(Predecessor)		(Predecessor)
	(In thousands)
Non-recurring inventory purchase accounting adjustments	$—	$—	$—	$12,084
Non-recurring salary and benefit expense	1,707	—	3,428	—
Non-recurring non-cash income	—	—	(592)	—
Program Participation Costs previously expensed	6,098	—	10,817	—
	$7,805	—	$13,653	$12,084

Productivity Initiatives

Beginning in 2005, the Parent’s indirect subsidiaries, Aircraft Braking Systems Corporation and Engineered Fabrics Corporation began to study certain aspects of their operations and to implement certain productivity initiatives, commonly referred to as ‘‘lean manufacturing’’ principles, which are designed to reduce costs. These initiatives include the reduction of overtime, reductions and realignments of work shifts, vacating and relocating manufacturing space, reducing direct costs of materials and eliminating redundant labor. The Parent incurred expenses related to these productivity initiatives of approximately $1.6 million during the six months ended June 30, 2005, which resulted in $1.0 million of cost savings in the first half of 2005. The Parent expects to spend an additional $1.4 million for these productivity initiatives in the remainder of 2005, which it anticipates will result in additional cost savings of $2.0 million for the remainder of 2005 and $8.0 million in cost savings per year thereafter. The Parent does not anticipate incurring any additional expenses in connection with the foregoing productivity initiatives after 2005.

As set forth above, these disclosed expected financial results are for the Parent together with its direct and indirect subsidiaries, including Registrant, and not the Registrant alone.  Due to different capital structures, the Registrant’s financial results, when disclosed by the Registrant in the ordinary course, will differ from the expected results disclosed by the Parent.  However, this information has been disclosed by the Parent in Amendment No. 2 to its Registration Statement on Form S-1, filed with the SEC on July 25, 2005 and may also be important with respect to the Registrant, and accordingly the Registrant is hereby disclosing the information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

K&F Industries, Inc.

Date: July 25, 2005	By:	/s/ Dirkson R. Charles
Executive Vice President and Chief Financial Officer